Exhibit 99.01

INVESTOR CONFERENCE CALL SCRIPT – JULY 29, 2013

[OPERATOR]

Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to the WPCS International Incorporated fiscal year 2013 year end and fourth quarter investor conference call. Your host for today’s call is Andy Hidalgo, chairman and CEO of WPCS International Incorporated. Before I turn the call over to Mr. Hidalgo, please be advised that the participants on today’s call will be in a listen only mode until Mr. Hidalgo has concluded his opening remarks. Upon conclusion of the opening remarks, there will be a question and answer session.

In addition, we would like to note that statements about the company’s future expectations, including future revenue and earnings and all other statements made during this investor conference call, other than historical facts, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements. I will now turn the call over to Mr. Hidalgo.

[ANDY HIDALGO]

Good afternoon ladies and gentlemen and welcome to our fiscal year 2013 year end and fourth quarter investor conference call. The agenda for today’s call will include a discussion of our financial results and a review of our company’s goals going forward.

We are pleased to report that fiscal year 2013 was a success and a significant turnaround from the prior fiscal year. As you are aware, the company had substantial losses in fiscal year 2012 due to cost overruns on projects at our Trenton Operations. However, the management team worked diligently to finish the projects while mitigating the losses. We also improved the operational efficiencies of each subsidiary so that we could regain EBITDA profitability this fiscal year.

In addition, we sold off subsidiaries while paying back our debt obligations with Bank of America and Sovereign Bank and established new senior secured convertible notes financing that will help sponsor growth and increase shareholder value. These efforts have placed WPCS back on solid ground and in a position to seek a shareholder value proposition for our investors.

For fiscal year 2013 ended April 30, 2013, WPCS posted consolidated EBITDA of $818,000 on revenue of $42.3 million. This compares to an EBITDA loss of $12.2 million on revenue of $65.5 million for the same period one year ago.

For the fourth quarter of fiscal year 2013 ended April 30, 2013, due primarily to project delays, the company generated a $ 311,000 EBITDA loss on revenue of $9.4 million. This compares to an EBITDA loss of $7.9 million on revenue of $12.0 million for the same period a year ago. The projects that were delayed should be starting up soon so we anticipate a pick up in revenue recognition for the quarters ahead. We currently have a backlog of $26.4 million in orders to fulfill and a bid list of $60.7 million in potential projects which should give us the opportunity to deliver strong results.

For clarification, WPCS defines EBITDA as earnings before interest, income taxes, depreciation and amortization but in addition, WPCS has incurred one-time credits and charges from discontinued operations and the strategic alternatives effort as well as non-cash charges from changes in fair value of derivative liabilities, deferred tax asset valuation allowances, acquisition-related earn-out costs, goodwill and other intangible asset impairments. These credits and charges are excluded from the EBITDA calculation so that we can provide a more meaningful perspective on the financial performance of our continuing operations.

As I mentioned, we believe the market continues to offer the types of bid opportunities that maximize our engineering capabilities. Our commitment to quality workmanship and our special certifications in design-build engineering continue to give us a competitive advantage during this economic recovery. As evidenced in press releases announcing new contracts, customers continue to seek bids from WPCS because of our outstanding reputation. The public services and healthcare markets are the most active.

Our management team continues to implement cost efficiencies as well as emphasizing the improvement of gross margins. For fiscal year 2013 ended April 30, 2013, our consolidated gross margin was 29%, a significant improvement from the 3% gross margin generated in the same period one year ago, which was abnormally low due to the fiscal 2102 project cost overruns mentioned previously .

The total SG&A expense was lower as compared to the same period last year, due to cost savings from headcount reductions and operational efficiencies. The revenue segmentation for the operations year to date was approximately 42% wireless communication, 12% specialty construction and 46% electrical power. The company did record a non-cash charge of approximately $1.9 million related to goodwill impairment in its Australia Operations. This non-cash charge does not affect the operations or cash flow of the company.

In regards to our new convertible notes financing, the conversion features of the notes and the common stock warrants issued, are considered derivative financial instruments that are accounted for as a note discount with each being a derivative liability. WPCS is required to determine the fair value of these liabilities, with the changes in fair value recorded in the financial results each period as a non-cash charge or gain.

For the fiscal year ended April 30, 2013, WPCS recorded non-cash charges of approximately $4.1 million for the amortization of note discounts and change in fair value of the derivative liabilities. I would like to emphasize that these are non-cash charges and do not affect the operating cash flow or working capital of the company. Although these charges have caused us to post negative shareholder equity, the management team is focused on increasing the shareholder equity through improved operations, positive changes to the derivative liabilities and by seeking a shareholder value proposition. We fully intend to stay compliant as a NASDAQ Capital Market listed company.

For the fourth quarter of fiscal year 2013 ended April 30, 2013, WPCS reported a net loss of approximately $6.2 million or $6.23 per diluted share, which includes the aforementioned non-cash charges. This compares to a net loss of $8.5 million or $8.58 per diluted share, for the same period one year ago, which includes a loss from discontinued operations for the Hartford and Lakewood Operations of approximately $777,000, or $0.78 per diluted share.

For fiscal year 2013 ended April 30, 2013, WPCS reported a net loss of approximately $6.9 million, or $6.95 per diluted share, which includes the aforementioned non-cash charges, and includes income from discontinued operations for the Hartford and Lakewood Operations of approximately $1.2 million, or $1.17 per diluted share. This compares to a net loss of $20.5 million or $20.68 per diluted share, for the same period one year ago, which includes a loss from discontinued operations of approximately $3.9 million, or $3.90 per diluted share related to the sale of the Hartford, Lakewood, St. Louis and Sarasota Operations.

In summary, the management team is very pleased that our effort to turn around the performance of the company from two difficult prior fiscal years has been successful. WPCS is seeking a shareholder value proposition and investors will be notified of our efforts at the appropriate time. We remain confident that value is on the horizon and we have the leadership team to carry it through.

Lastly, as previously announced, I will be departing WPCS effective July 30, 2013 to pursue my interest in private equity. I have had an interest in starting a private equity firm for a while but did not want to depart until WPCS was turned around and in a position to increase shareholder value once again. My job is done and now we can turn the business over to a talented group of motivated executives that are focused on delivering near term value.

As founder of WPCS, I have enjoyed my twelve years of service and remain a significant shareholder who will support the company throughout its goal of building shareholder value in the near term. I will be replaced by Sebastian Giordano, who is currently a director and a very talented leader that is excited to get started. I would like to now turn the call over to the operator to begin the question and answer session.

[OPERATOR]

We will now begin the question and answer session. You can submit your question by pressing *1 and can be removed from the queue by pressing the # sign.

If there are no further questions, I would like to thank all the participants on today’s WPCS International Incorporated fiscal year 2013 year end and fourth quarter investor conference call. Please keep in mind that a replay of this investor conference call will be available for a period of five days by dialing 402-220-2946 and entering 40215 as the program identification number.

This will conclude the call.